Consent of KPMG LLP

The Board of Directors
Union Acceptance Corporation:

We consent to incorporation by reference in the Registration Statement on Form S-8 filed on October 27, 2000, of Union Acceptance Corporation of our report dated August 27, 1998 relating to the consolidated statements of earnings
(loss), shareholders' equity and cash flows of Union Acceptance Corporation and subsidiaries for the year ended June 30, 1998, which report appears in the June 30, 2000 Annual Report on Form 10-K of Union Acceptance Corporation.



/s/ KPMG LLP

KPMG LLP
Indianapolis, Indiana
October 25, 2000